                            Certificate of Amendment

                                     of the

                          Certificate of Incorporation

                                       of

                              THE HARVEY GROUP INC.

               (Under Section 805 of the Business Corporation Law)

     Pursuant to the provisions of Section 805of the Business Corporation Law, the undersigned hereby certify that:

     1. The name of the corporaiotn is THE HAVEY GORUP INC.

     2. The Certificate of Incorporation of the Corporation was filed in the Department of State of on January 10, 1946. The name under which the Corporation was formed was Harvey Radio Company, Inc. A Restated Certificate of Incorporation was filed in the Department of State of December 8, 1967.

     3. The Certificate of Incorporation is hereby amended by the addition of a provision stating the number, designation, relative rights, preferences, and limitations of six separate series of Preferred Shares of the par value of $20 per share, as fixed by the Board of Directors before the issuance of such series, under authority contained in Paragraph (b) (2) of Article THIRD of the Certificate of Incorporation.

     4. To effectuate the foregoing amendment a new Paragraph (b) (5) is hereby added to Article THIRD of the Certificate of Incorporation, relating to the relative rights, preferences and limitations of Preferred Shares, to read as follows:

     (b) (5) 320 authorized Preferred Shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the seventh series, to be designated Preferred Shares, Series C-1, par value $20 per share. Said series is hereinafter called "Series C-1 Shares."

     200 authorized Preferred Shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the eighth series, to be designated Preferred Shares, Series C-2, par value $20 per share. Said series is hereinafter called "Series C-2 Shares."

     200 authorized Preferred Shares of the par value of $20 per share, none of which has been issues, shall be issued in and as the tenth series, to be designated Preferred Shares, Series C-4, par value $20 per share. Said series is hereinafter called "Series C-4 Shares."

     200 authorized Preferred Shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the eleventh series, to be designated Preferred Shares, Series C-5, par value $20 per share. Said series is hereinafter called "Series C-5 Shares."

     200 authorized Preferred Shares of the par value of $20 per share, none of which has been issued, shall be issued in and as the twelfth series, to be designated Preferred Shares, Series C-6, par value $20 per share. Said series is hereinafter called "Series C-6 Shares."

     The Series C-1 Shares, Series C-2 Shares, C-3 Shares, Series C-4 Shares, Series C-5 Shares, and Series C-6 Shares are sometimes hereinafter referred to collectively as the "Series C Preferred Shares."

     The designation, relative rights, preferences, and limitations of all shares of Series C Preferred Shares, insofar as not already fixed by the Certificate of Incorporation shall be as follows:

     I. DIVIDENDS:

     A. The holders of Series C Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of New York, preferential dividends upon such shares in cash at the rate of one cent ($.01) per share per annum, and no more, payable annually on the first day of March of each year. Holders of the Series C Preferred Shares shall not be entitled to any dividends, whether payable in chase, property; or stock, in excess of cumulative cash dividends at such rate. Such dividends upon the Series C Preferred Shares shall be cumulative from March 1, 1971 so that if thereafter dividends, whether or not earned or declared or not, for any past dividend period a the rate of one cent ($.01) per annum shall not have been paid and the full dividend thereof for then current dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, but without interest, before any dividend shall be paid upon or declared and set apart for the junior stock of the Corporation (which stock for this purpose and the purpose of Section II of this Paragraph (b) (5) shall include the Common Stock and any other stock of the Corporation which, by its terms; is specifically made junior in right of payment to the Series C Preferred Shares). If the aforesaid dividends are not paid in full, the rights of the holders of Series C Preferred Shares shall be subject to the rights of all holders of shares of all series of Preferred Stock to share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such Shares if all dividends were declared and paid in full.

     B. Whenever the full dividend upon the Series C Preferred Shares for all past dividend periods shall have been paid and if the Corporaiton si not indefault in respect of the dividend thereon for the then current dividend period, or if such dividend has been declared and paid, or a sum sufficient of the payment thereof set apart, and whenever all prior required redemptions of the Series C Preferred Shares shall have been effected, the holders of shares of junior stock of the Corporation shall be entitled to receive, when and as declared by the Board of Directors of the Corporation of the, out of any assets of the Corporation available for dividends upon such shares of junior stock of the Corporation in such amounts and at such times as the Board of Directors may determine.

     II. LIQUIDATION PREFERENCE:

     In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred Shares shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the junior stock of the Corporation to be paid an amount equal:

          A. in the case of the Series C-1 Shares, to $1,000 per share until December 31, 1972, and thereafter to $1 per share;

          B. in the case of the Series C-2 Shares, Series C-3 Shares, Series C-4 Shares, Series C-5 Shares, and Series C-6 Shares, to $1 per share.

Plus in each case a further amount equal to the dividends unpaid and accumulated theron to the date of such distribution, whether earned or declared or not.

After payment to the holders of the Series C Preferred Shares of the amount to which such holders are entitled as above set forth, the holders of the Series C Preferred Shares shall have no claim to the remaining assets of the Corporation. If upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding series of the Preferred Stock should be insufficient to permit the payment to them of the full preferential amounts set forth in this Article THIRD, then the entire assets of the Corporation so to be distributed shall be distributed ratably among the holders of all outstanding series of Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled.

     III. REDEMPTION:

     A. The Corporation may redeem the Series C Preferred Shares, as follows:
(i) as to the Series C- Shares, at any time on or after September 1, 1972, (ii) as to the Series C-2 Shares, at any time on or after June 30,1972, (iii) as to the Series C-3 Shares, at any time on or after June 30 ,1973, (iv) as to the Series C-4 Shares, at any time on or after June 30, 1974, (v) as to Series C-5 Shares, at any time on or after June 30, 1975, and (vi) as to Series C-6 Shares, at any time on or after June 30 , 1976, at a redemption price per share equal in each case to the Liquidation Preference of such shares as provided in Section II of this Paragraph (b) (5) of this Article THIRD plus a further amount equal to the dividends unpaid and accumulated thereon to the date of such redemption, whether earned or declared or not. All Series C Preferred Shares not previously converted shall beomce immediately redeemable at $1 per share if voted against any proposed capital reorganization or reclassification of the Common Stock, consolidation or merger of the Corporation with or into another corporation, coveyance of all oir substantially all of the assets of the Corporation to another corporation, or any similar event which is recommended by the Board of Directors for the approval of shareholders of the Corporation so long as the provisions of Paragraph F of Section V of this Paragraph (b) (5), are given effect in connection with such event.

     B. Any of the above redemption rights may be exercised upon the Corporation's giving no less than 20 days' prior written notice of such redemption, by registered or certified mail, to each of the holders of the Series C Preferred Shares to be redeemed, at the last addresses of such holders as they shall appear in the records of the Corporation. Such notice shall specify the shares to be redeemed, the redemption price per share, the date (hereinafter called the "Redemption Date") upon which such redemption is to be effective and the redemption price to be paid, and the place of redemption (which shall be the office of the Corporation in the State of New York, or, if the Corporation makes the deposit hereinafter described, the place at which the bank or trust company in which such deposit is made is located). Prior to any Redemption Date, the Corporation may (but shall not be obligated to):

          (i) irrevocably deposit in trust with a bank or trust company in New York having combined capital and undivided surplus (as stated in its last published statement of condition) of not less than $15,000,000, the entire amount (including accumulated dividends) necessary to redeem the Shares specified in the Notice of Redemption; and

          (ii) irrevocably authorize such bank or trust company to make the funds os deposited immediately available to the hlders of such Shares upon surrender thereof at such bank or trust company for payment; and in such case, if such deposit shallhave been made and notice thereof given as above provided, the Corporation shall be deemed to have satisified and discharged its obligation to redeem the Shares specified in such notice and the Shares called for redemption as aforesaid shall no longer be deemed to be outstanding and the holders therof shall have no rights except the right to receive payment from the funds deposited therefor. Neither the giving of notice of redemption nor the making of any such deposit shall affect the right of the holder to convert such Shares, as set forth in Section V hereof at or prior to the close of business of the day prior to the Redemption Date.

     IV. VOTING RIGHTS:

     The Series C Preferred Shares shall entitle the holders thereof to one vote per share at any meeting of the shareholders of the Corporation.

     V. CONVERSION RIGHTS:

     A. On or after August 1, 1972, the Series C-1 Shares shall be convertible into a number of fully paid non-assessable shares of Common Stock equal, in the aggregate, to the number obtained by dividing $320,000 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from July 1, 1972 to and including july 31, 1972 but in no event shall such number be less than 20,000 or exceed 40,000 (provided, however, that if the Corporation issues a stock dividend, sub-divides its outstanding shares of Common Stock into a greater number of shares, or combines its outstanding shares of Common Stock in to a smaller number of shares the minimum and maximum number of shares of Common Stock into which the Series C-1 Shares is convertible or shall thereafter beocme convertible shall be proportionately incresed in the case of such dividend or subdivision and proportionately decreased in the case of such combination.) Each Sahre of the Seires C-1 Shares which is covertible may be converted into an umber of shares of Common

Stock equal to 1/320 of the aggregate number of such Shares into which the Series C-1 Shares, a s a whole, shall be convertible pursuant to this Paragraph A.

     B. The Series C-2 Shares, Series C-3 Shares, Series C-4 Shares, Series C-5 Shares and Series C-6 Shares shall be convertible into a number of fully paid non-assessable shares of Common Stock equal, in the aggregate, to the number of shares of Common Stock determined in the manner provided in Paragraphs C and D of this Section V at such times provided therein. Each such Share which is convertible into Common Stock under any of Paragraphs C(i) through C(v) of this
Section V may be converted into a number of shares of Common Stock equal to 1/200 of the aggregate number of such Shares into which the Shares of that Series of Series C Preferred Shares, as a whole, shall be convertible pursuant to each subparagraph.

     C. (i) on or after June 1, 1972, the Series C-2 Shares shall be converted into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits (as hereinafter defined) for the year ending January 31, 1972 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1972 to and including May 31, 1972.

     (ii) on or after June 1, 1973, the Series C-3 Shares shall be converted into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits for the year ending January 31, 1973 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1973 to and including May 31, 1973.

     (iii) on or after June 1, 1974, the Series C-4 Shares shall be converted into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits for the year ending January 31, 1974 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1974 to and including May 31, 1974.

     (iv) on or after June 1, 1975, the Series C-5 Shares shall be converted into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits for the year ending January 31, 1975 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1975 to and including May 31, 1975.

     (v) on or after June 1, 1976, the Series C-6 Shares shall be converted into a number of shares of Common Stock equal to the number obtained by dividing the Adjusted Profits for the year ending January 31, 1976 by the average of the closing prices of the Common Stock on the American Stock Exchange on each of the trading days during the period from May 1, 1976 to and including May 31, 1976.

     D. For purposes of determining the number of shares of Common Stock into which the Series C-2 Shares, Series C-3 Shares, Series C-4 Shares, Series C-5 Shares and Series C-6 Shares shall be convertible, the following provisions shall be applicable:

          (i) The term "Adjusted Profits" shall mean the product of the multiplication of (a) the Electronics Earnings (as hereinafter defined) by
     (b) the Multiplier (as hereinafter defined).

          (ii) The term "Electronics Earnings" shall mean the aggregate consolidated pre-tax net earnings of the business ("Business") of Harvey Electronics, Inc. (a New York corporation) as the Business may be constituted, including any corporation in which Harvey Electronics, Inc. owns at least 80% in value of the equity securities, and whether the Business is operated separately or in any combination as a division or subsidiary of the Corporation, after provision for all state, county and local taxes measured by income (including excess profit taxes) but before provision for all federal taxes measured by income (including excess profit taxes). Such earnings shall be computed annually when required in connection with computations relating to the conversion rights of any Series C Preferred Shares. For the purposes of such computations:

               (a) The amount of general and aministrative expenses and interest expenses of the Corporation that may be charged to the Business shall only be the actual cost to the Corporation for all services undertaken and rendered specifically for the Business including, but not limited to, charges for legal and auditing services and the costs of life, disability, health and/or medical insurance and other employee benefit plans of the Corporation available to the employees of the Business; plus the aggregate amount of $10,000 in any fiscal year in lieu of all other charges.

               (b) Capital gains, capital losses and other extraordinary items shall not be added or deducted.

               (c) No reserve against doubtful accounts shall be maintained for the Business, provided, however, that accounts uncollected for six months shall be charged off as a current expense, subject to being added to current income as, when and if later collected.

               (d) Costs of establishment of new businesses or operations shall not be charged to the Business if such business or operations are established or undertaken by specific direction of the Corporation.

          (iii) The term "Multiplier" shall mean the multiplier shown on the following table opposite the relevant Percentage Return On Investment (as hereinafter defined):

Percentage Return                                           Percentage Return

on Investment                      Multiplier               on Investment                      Multiplier
--------------------               ----------               -------------                      ----------
Less than 20%                          0                    Less than 51%                      .1033
Less than 21%                      .0033                    Less than 52%                      .1066
Less than 22%                      .0066                    Less than 53%                      .1100
Less than 23%                      .0100                    Less than 54%                      .1133
Less than 24%                      .0133                    Less than 55%                      .1166
Less than 25%                      .0166                    Less than 56%                      .1200
Less than 26%                      .0200                    Less than 57%                      .1233
Less than 27%                      .0233                    Less than 58%                      .1266
Less than 28%                      .0266                    Less than 59%                      .1300
Less than 29%                      .0300                    Less than 60%                      .1333
Less than 30%                      .0333                    Less than 61%                      .1366
Less than 31%                      .0366                    Less than 62%                      .1400
Less than 32%                      .0400                    Less than 63%                      .1433
Less than 33%                      .0433                    Less than 64%                      .1466
Less than 34%                      .0466                    Less than 65%                      .1500
Less than 35%                      .0500                    Less than 66%                      .1533
Less than 36%                      .0533                    Less than 67%                      .1566
Less than 37%                      .0566                    Less than 68%                      .1600
Less than 38%                      .0600                    Less than 69%                      .1633
Less than 39%                      .0633                    Less than 70%                      .1666
Less than 40%                      .0666                    Less than 71%                      .1700
Less than 41%                      .0700                    Less than 72%                      .1733
Less than 42%                      .0733                    Less than 73%                      .1766
Less than 43%                      .0766                    Less than 74%                      .1800
Less than 44%                      .0800                    Less than 75%                      .1833
Less than 45%                      .0833                    Less than 76%                      .1866
Less than 46%                      .0866                    Less than 77%                      .1900
Less than 47%                      .0900                    Less than 78%                      .1933
Less than 48%                      .0933                    Less than 79%                      .1966
Less than 49%                      .0966                    79% or more                        .2000
Less than 50%                      .1000

          (iv) The term "Percentage Return On Investment" shall mean the percentage determined by dividing the Electronics Earnings for any fiscal year of the Business by the average monthly investment of the Business in accounts receivable and inventory.

     E. (i) In case the Corporation shall, during any period during which the price of the Common Stock is relevant in connection with the computation regarding the conversion of any Series C Preferred Shares, subdivide its outstanding shares of Common Stock into a greater number of shares, issue a stock dividend, or combine its outstanding shares of Common Stock into a smaller number of shares, the determination of the average of the closing prices of the Common Stock for purposes of Paragraphs C(i) through C(v) shall be equitably adjusted by multiplying the closing price on each day of the relevant period prior to such event by a fraction the numerator of which shall be the number of outstanding shares of Common Stock immediately prior to the occurrence of such event and the denominator of which shall be the number of outstanding shares of Common Stock immediately after the occurrence of such event.

     (iii) If the Corporation issues a stock dividend, subdivides its outstanding shares of Common Stock into a greater number of shares, or combines its outstanding shares of Common Stock into a smaller number of shares after the day in which a Series of the series C Preferred Shares shall have become convertible, the shares of Common Stock into which such Series of Series C Preferred Shares are thereafter convertible shall be proportionately increased in the case of such dividend or subdivision and proportionately decreased in the case of such combination.

     E. A convertible Series C Preferred Share, the right of conversion of which into Common Stock has matured, but has not been exercised, is hereinafter referred to as a "Matured Series C Preferred Share." A convertible Series C Preferred Share, the right of conversion of which into Common Stock has not matured is hereinafter referred to as an "Unmatured Series C Preferred Share." In the case of any consolidation or merger of the Corporation with or into another corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or conveyance to another corporation of all or substantially all of the assets of the Corporation for a consideration other than all cash (each such other corporation being hereinafter referred to as the "New Corporation" and any of the foregoing events being hereinafter referred to as a "Reorganization Transaction"), the terms of such Reorganization Transaction shall provide:

          (a) That the holder of each Matured Series C Preferred Share shall, as a part of such Reorganization Transaction, be entitled to receive, in exchange for each such share, the same number of shares of stock and the same other securities or property, if any, as such holder would have been entitled to receive had he, immediately prior to such Reorganization Transaction, been the holder of the number of shares of Common Stock into which such Matured Series C Preferred Share might have then been converted, and

          (b) That the holder of each Unmatured Series C Preferred Share shall, as part of such Reorganization Transaction, be entitled to receive, in exchange for each such share, a share of preferred stock of the New Corporation which, as a security of the New Corporation, shall have substantially the same rights, preferences and privileges, including, without limitation, the right (if any) of conversion thereof into common stock of the New Corporation in accordance with the terms of this Section V, as those enjoyed by a Series C Preferred Share as a security of the Corporation.

     G. (i) If the Common Stock at any time hereafter should not be listed for trading on the American Stock Exchange but rather on the New York Stock Exchange, reference herein to the American Stock Exchange shall be deemed to mean the New York Stock Exchange. If on any trading day hereinabove referred to the Common Stock shall be listed for trading on the American Stock Exchange or the New York Stock Exchange but shall not be traded, reference to the closing price of the Common Stock on such day shall be deemed to mean the average of the closing bid and asked quotations for the Common Stock on such Exchange on such day.

     (ii) If, by reason of any delisting of the Common Stock by the American Stock Exchange or the New York Stock Exchange, it shall not be possible to make any calculation, hereinabove in this Section V provided for, based upon the closing price or prices of the Common Stock on such Exchange on or during a particular day or period, then, and in such event, in making such calculation there shall be used, in lieu of each closing price or prices, the fair value per share of the Common Stock on or during such day or period, determined in such manner as may be reasonable and appropriate under the circumstances.

     H. Before any holder or a convertible Series C Preferred Share shall be entitled to convert the same into Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at an office of the transfer agent of the Corporation, and shall give written notice to the Corporation at said office that it elects to convert the same. The Corporation will, promptly thereafter, issue and deliver at said office to such holder of shares of Series C Preferred Shares, or to the nominee or nominees of such holder, certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash payment in lieu of any fraction of a share determined with reference to the closing market price of the Common Stock on the American Stock Exchange on the date of such surrender. Shares of Series C Preferred Shares shall be deemed to have been converted as of the date on which such Shares shall have been surrendered to and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record for all purposes of the Shares represented thereby.

     I. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the convertible Series C Preferred Shares, the number of shares of Common Stock reasonably believed to be deliverable upon the conversion of all Series C Preferred Shares from time to time, in accordance with the laws of the State of New York, increase the authorized amount of its Common Stock if at any time the number of shares of authorized but unissued Common Stock shall not be sufficient to permit the conversion of all of the shares of the Series C Preferred Shares at the time outstanding.

     J. The Corporation will pay any and all issuance and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series C Preferred Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series C Preferred Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     K. Anything herein in this Section V to the contrary notwithstanding, in the case of redemption of any Series C Preferred Shares the right of conversion shall cease and terminate as to Shares called for redemption at the close of business on the day next prior to the Redemption Date unless default shall be made in the payment of the redemption price.

     L. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Series C Preferred Shares surrendered for conversion. Anything herein in this Section V to the contrary notwithstanding, in the case of redemption of any Series C Preferred Shares the right of conversion shall cease and terminate as to Shares called for redemption at the close of business on the day next prior to the Redemption Date unless default shall be made in the payment of the redemption price.

     VI. AMENDMENT:

     The Corporation may, by appropriate resolution of its Board of Directors, and with the consent of the holders of sixty-six and two-thirds (66-2/3%) percent of any series of Series C Preferred Shares, and with or without the consent of the holders of the Common Stock or any other Series of Preferred Stock, change the terms of such series of Series C Preferred Shares, except that, notwithstanding the foregoing, the Corporation shall not make any change which would, pursuant to the provisions of Section V of Paragraph (b)(5) of this Article THIRD, reduce the conversion price to an amount less than the par value per share, if any, of the Common Stock into which shares of the Series C Preferred Shares are at the time convertible.

     IN WITNESS WHEREOF, we have hereunto subscribed this Certificate as of this 1st day of February, 1971, and we affirm the statements herein contained as true under penalties of perjury.

                                              ---------------------------------
                                              HARVEY E. SAMPSON, JR., President


                                              ---------------------------------
                                              JAMES S. THOMPSON, Asst. Secretary